EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Frederick’s of Hollywood Announces Closing of $10.0 Million

Convertible Preferred Stock Offering

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Hollywood, CA (March 15, 2013)—Frederick’s of Hollywood Group Inc. (OTCQB: FOHL) (the “Company”) announced today that it has closed a $10.0 million Series B Convertible Preferred Stock financing with Five Island Asset Management LLC (the “Purchaser”), a subsidiary of Harbinger Group Inc. The Series B preferred stock is convertible into an aggregate of 40,000,000 shares of the Company’s common stock at a conversion price of $0.25 per share, subject to adjustment. Dividends on the Series B preferred stock are payable in cash at an annual rate of 9%, or, at the Company’s discretion, payable in additional shares of Series B preferred stock at an annual rate of 12%. The Company also issued to the Purchaser warrants to acquire up to an aggregate of 10,246,477 shares of common stock at exercise prices ranging from $0.01 to $1.21 per share. The Series B preferred stock ranks senior to the Company’s Series A Convertible Preferred Stock. The holder of the Series A Convertible Preferred Stock waived its anti-dilution adjustment otherwise applicable as a result of this transaction.

Under the terms of the agreement, the Purchaser is entitled to appoint 35%, or not less than two individuals to serve on the Company’s Board of Directors. Upon full conversion and exercise of all preferred stock, the Purchaser would own a majority of the Company’s common stock and be entitled to appoint a majority of the Company’s Board of Directors. The Company will formally announce the appointment of the new board members in the coming weeks.

“This $10 million capital infusion will play an important role in stabilizing our business and will allow us to improve sales by maintaining appropriate inventory levels,” stated Thomas Lynch, the Company’s Chairman and Chief Executive Officer. “We are excited to have received this vote of confidence from Five Island Asset Management, as they share the same long-term vision of what Frederick’s of Hollywood means to the market. We are looking forward to sharing that vision with our current and future customers domestically and internationally.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Further details concerning the transaction and the terms of the preferred stock will be contained in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Forward Looking Statement

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. These statements are based on management’s current expectations or beliefs. Actual results may vary materially from those expressed or implied by the statements herein. Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; working capital needs; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; risks of doing business abroad; the ability to protect our intellectual property; and the other risks that are described from time to time in the Company’s SEC reports. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Frederick’s of Hollywood Group Inc.

Frederick’s of Hollywood Group Inc., through its subsidiaries, sells women’s apparel and related products under its proprietary Frederick’s of Hollywood® brand through 115 specialty retail stores, a catalog and an online shop at http://www.fredericks.com/. With its exclusive product offerings including Seduction by Frederick’s of Hollywood and the Hollywood Exxtreme Cleavage® bra, Frederick’s of Hollywood is the Original Sex Symbol®.

Our press releases and financial reports can be accessed on our corporate website at http://www.fohgroup.com.

This release is available on the KCSA Strategic Communications Web site at http://www.kcsa.com.

CONTACT:	Investor Contacts:
Frederick’s of Hollywood Group Inc.	Todd Fromer / Garth Russell
Thomas Rende, CFO	KCSA Strategic Communications
(212) 779-8300	212-896-1215 / 212-896-1250
tfromer@kcsa.com / grussell@kcsa.com